Principal Funds, Inc. 711 High Street, Des Moines, IA 50392 515 247 5111 tel
December 28, 2020
Principal Funds, Inc.
Des Moines, IA 50392-0200
Re:    Principal Funds, Inc. (the "Fund")
Registration Statement on Form N-1A
Pursuant to Securities Act of 1933 (the "Registration Statement")
Registration No. 033-59474
Post-Effective Amendment No. 272 (the "Amendment")
I am familiar with the Fund, which is organized under the laws of the State of Maryland, and have reviewed the above-referenced Amendment filed with the Securities and Exchange Commission relating to the offer and sale of an indefinite number of shares of the Fund's common stock (the "Shares"). Based upon such review as I have deemed necessary, I am of the opinion that the Shares proposed to be sold pursuant to the Amendment to the Registration Statement, when the Amendment becomes effective, will have been validly authorized and, when sold in accordance with the terms of the Amendment and the requirements of federal and state law, will have been legally issued, fully paid and non-assessable.
I consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
/s/ Britney L. Schnathorst
Britney L. Schnathorst
Assistant Counsel and Assistant Secretary, Registrant